Free Writing Prospectus No. 951 Registration Statement No. 333-178081 Dated July 11, 2013 Filed Pursuant to Rule 433
Morgan Stanley Airbag Return Optimization Securities
Based on the SPDR® S&P 500® ETF Trust due July 29, 2016
Principal at Risk Securities
Investment Description
These Airbag Return Optimization Securities (the “Securities”) Based on the SPDR® S&P 500® ETF Trust (the "Underlying Shares") provide enhanced returns relative to the actual positive performance of the Underlying Shares up to the Maximum Gain, but expose investors to the risk that the Securities redeem for shares of the Underlying Shares worth less than the principal amount if the Final Price is below 85% of the Initial Price, which we refer to as the Conversion Price.  If the Final Price is greater than the Initial Price, Morgan Stanley will repay the Principal Amount at maturity plus pay a return equal to the Multiplier of 1.5 times the Share Return, up to the Maximum Gain of 30% to 36% (to be set on the Trade Date).  If the Final Price is less than or equal to the Initial Price but greater than or equal to the Conversion Price, Morgan Stanley will repay the full Principal Amount at maturity.  However, if the Final Price is less than the Conversion Price, for each Security you hold at maturity, Morgan Stanley will deliver to you a number of shares of the Underlying Shares equal to the product of the (i) the Principal Amount divided by the Conversion Price and (ii) the Adjustment Factor as of the Final Valuation Date (the “Share Delivery Amount”).  The value of these shares the investor receives at maturity will be less than, and potentially substantially less than, the Principal Amount and could be zero and you may lose a substantial amount, and up to all, of your initial investment.  The Securities are designed for investors who seek an opportunity to earn an equity fund-based return with enhanced growth potential up to the Maximum Gain and potentially reduced downside exposure to the Underlying Shares at maturity in exchange for the risk of receiving shares of the Underlying Shares at maturity that will be worth less than the Principal Amount and could be worth zero, and forgoing current income and any upside above the Maximum Gain.  Investing in the Securities involves significant risks.  You may receive shares at maturity worth less than the Principal Amount and may lose some or all of your investment.  Morgan Stanley will not pay any interest over the 3-year term of the Securities.  The Conversion Price is observed only on the Final Valuation Date and applies at maturity; if you are able to sell the Securities prior to maturity, you may receive substantially less than the Principal Amount even if the Closing Price of the Underlying Shares is above the Conversion Price at the time of sale.
All payments are subject to the credit risk of Morgan Stanley.  If Morgan Stanley defaults on its obligations, you could lose some or all of your investment.  These Securities are not secured obligations and you will not have any security interest in, or otherwise have any access to, any underlying reference asset or assets.
Features	Key Dates*
❑ Enhanced Growth Potential: At maturity, the Securities enhance any positive return of the Underlying Shares up to the Maximum Gain.  If the Final Price is less than the Initial Price, investors may be exposed to the negative performance of the Underlying Shares at maturity.

❑ Contingent Downside Market Exposure; Physical Settlement: If the Final Price is less than or equal to the Initial Price but greater than or equal to the Conversion Price, Morgan Stanley will repay the full Principal Amount at maturity.  However, if the Final Price is less than the Conversion Price, Morgan Stanley will deliver to you a number of shares of the Underlying Shares per Security equal to the Share Delivery Amount, which will be worth less than the Principal Amount and could be worth zero.  The Securities provide the potential for reduced downside exposure to the Underlying Shares.  The Conversion Price is observed only on the Final Valuation Date and applies at maturity; if you are able to sell the Securities prior to maturity, you may receive substantially less than the Principal Amount even if the Closing Price of the Underlying Shares is above the Conversion Price at the time of sale.  Any payment on the Securities, including any repayment of principal or obligation to deliver the Underlying Shares, is subject to the creditworthiness of Morgan Stanley.
	Trade Date	July 26, 2013
	Settlement Date	July 31, 2013
	Final Valuation Date**	July 25, 2016
	Maturity Date**	July 29, 2016

*   Expected
** Subject to postponement in the event of a Market Disruption Event or for non-Trading Days. See “Postponement of Final Valuation Date and Maturity Date” under “Additional Terms of the Securities.”

NOTICE TO INVESTORS: THE SECURITIES ARE SIGNIFICANTLY RISKIER THAN CONVENTIONAL DEBT INSTRUMENTS.  THE SECURITIES DO NOT GUARANTEE THE REPAYMENT OF ANY PRINCIPAL AMOUNT AT MATURITY, AND THE SECURITIES CAN HAVE THE FULL DOWNSIDE MARKET RISK OF THE UNDERLYING SHARES.  THIS MARKET RISK IS IN ADDITION TO THE CREDIT RISK INHERENT IN PURCHASING A DEBT OBLIGATION OF MORGAN STANLEY.  YOU SHOULD NOT PURCHASE THE SECURITIES IF YOU DO NOT UNDERSTAND OR ARE NOT COMFORTABLE WITH THE SIGNIFICANT RISKS INVOLVED IN INVESTING IN THE SECURITIES.

YOU SHOULD CAREFULLY CONSIDER THE RISKS DESCRIBED UNDER “KEY RISKS” BEGINNING ON PAGE 5 BEFORE PURCHASING ANY SECURITIES. EVENTS RELATING TO ANY OF THOSE RISKS, OR OTHER RISKS AND UNCERTAINTIES, COULD ADVERSELY AFFECT THE MARKET VALUE OF, AND THE RETURN ON, YOUR SECURITIES.  YOU COULD LOSE SOME OR ALL OF YOUR INITIAL INVESTMENT.

Security Offering
We are offering Airbag Return Optimization Securities Based on the SPDR® S&P 500® ETF Trust.  The return on the Securities is limited by, and will be subject to, the predetermined Maximum Gain.  The Securities are offered at a minimum investment of $1,000 or 1 Security at the Price to Public described below.  The indicative Maximum Gain range for the Securities is listed below.  The actual Maximum Gain will be determined on the Trade Date.

Underlying Shares	Multiplier	Maximum Gain	Conversion Price	Initial Price	Share Delivery Amount*	CUSIP	ISIN
SPDR® S&P 500® ETF Trust	1.5	30% to 36%	85% of the Initial Price			61762P237	US61762P2377

* Equal to the Principal Amount divided by the Conversion Price, as adjusted by the Adjustment Factor.  If you receive the Share Delivery Amount at maturity, we will pay cash value (determined as of the Final Valuation Date) of any fractional shares of the Underlying Shares on a per Security basis in lieu of delivering such fractional shares.

See “Additional Information about Morgan Stanley and the Securities” on page 2. The Securities will have the terms set forth in the accompanying prospectus, prospectus supplement, index supplement and this free writing prospectus.

Neither the Securities and Exchange Commission nor any other regulatory body has approved or disapproved of these Securities or passed upon the adequacy or accuracy of this free writing prospectus or the accompanying prospectus supplement, index supplement or prospectus. Any representation to the contrary is a criminal offense. The Securities are not bank deposits and are not insured by the Federal Deposit Insurance Corporation or any other governmental agency, nor are they obligations of, or guaranteed by, a bank.

Estimated value on the Trade Date	Approximately $960.21 per Security, or within $22.50 of that estimate. See “Additional Information about Morgan Stanley and the Securities” on page 2.
	Price to Public(1)	Underwriting Discount(2)	Proceeds to Morgan Stanley(3)
Per Security	$1,000	$25	$975
Total	$	$	$
(1)
UBS Financial Services Inc. will act as placement agent for sales to certain fee-based advisory accounts for which it is an investment advisor at a price of $975 per Security and will not receive any sales commission for such sales.

(2)
UBS Financial Services Inc., acting as dealer, will receive from Morgan Stanley & Co. LLC, the agent, a fixed sales commission of $25 for each Security it sells to brokerage account investors.  UBS Financial Services Inc. will act as placement agent for sales to certain fee-based advisory accounts for which it is an investment advisor at a price of $975 per Security and will not receive any sales commission for such sales.  For more information, please see “Supplemental Plan of Distribution; Conflicts of Interest” beginning on page 22 of this free writing prospectus.

(3)	See “Use of Proceeds and Hedging” on page 21.

The agent for this offering, Morgan Stanley & Co. LLC, is our wholly-owned subsidiary.  See “Supplemental Plan of Distribution; Conflicts of Interest” beginning on page 22 of this free writing prospectus.

The agent for this offering, Morgan Stanley & Co. LLC, is our wholly-owned subsidiary.  See “Supplemental Plan of Distribution; Conflicts of Interest” beginning on page 22 of this free writing prospectus.
Morgan Stanley	UBS Financial Services Inc.

Additional Information about Morgan Stanley and the Securities

Morgan Stanley has filed a registration statement (including a prospectus, as supplemented by a prospectus supplement and an index supplement) with the SEC for the offering to which this communication relates.  Before you invest, you should read the prospectus in that registration statement, the prospectus supplement, the index supplement and any other documents relating to this offering that Morgan Stanley has filed with the SEC for more complete information about Morgan Stanley and this offering.  You may get these documents for free by visiting EDGAR on the SEC website at.www.sec.gov.  Alternatively, Morgan Stanley, any underwriter or any dealer participating in this offering will arrange to send you the prospectus, the prospectus supplement and the index supplement if you so request by calling toll-free 1-(800)-584-6837.

You may access the accompanying prospectus supplement, index supplement and prospectus on the SEC website at.www.sec.gov as follows:

t	Prospectus supplement dated November 21, 2011:
http://www.sec.gov/Archives/edgar/data/895421/000095010311004876/dp27245_424b2-seriesf.htm

t	Index supplement dated November 21, 2011:
http://www.sec.gov/Archives/edgar/data/895421/000095010311004850/dp27202_424b2.htm

t	Prospectus dated November 21, 2011:
http://www.sec.gov/Archives/edgar/data/895421/000095010311004877/dp27266_424b2-debt.htm

References to “Morgan Stanley,” “we,” “our” and “us” refer to Morgan Stanley. In this document, the “Securities” refers to the Airbag Return Optimization Securities that are offered hereby.  Also, references to the accompanying “prospectus”, “prospectus supplement” “and “index supplement” mean the Morgan Stanley prospectus dated November 21, 2011, the Morgan Stanley prospectus supplement dated November 21, 2011 and the Morgan Stanley index supplement dated November 21, 2011, respectively.

If the terms described in this free writing prospectus are inconsistent with those in the prospectus, prospectus supplement and index supplement, the terms in this free writing prospectus will control.

You should rely only on the information incorporated by reference or provided in this free writing prospectus or the accompanying prospectus supplement, index supplement and prospectus.  We have not authorized anyone to provide you with different information.  We are not making an offer of these securities in any state where the offer is not permitted.  You should not assume that the information in this free writing prospectus or the accompanying prospectus supplement, index supplement and prospectus is accurate as of any date other than the date on the front of the applicable document.

You should also read the prospectus for the Underlying Shares on file at the SEC website, which can be accessed via the hyperlink below.  The contents of the prospectus and any documents incorporated by reference therein are not incorporated by reference herein or in any way made a part hereof.

t	2013 Prospectus for the SPDR® S&P 500® ETF Trust dated January 23, 2013:
http://www.sec.gov/Archives/edgar/data/884394/000119312513025642/d465941d497.htm

The Issue Price of each Security is $1,000.  This price includes costs associated with issuing, selling, structuring and hedging the Securities, which are borne by you, and, consequently, the estimated value of the Securities on the Trade Date will be less than $1,000.  We estimate that the value of each Security on the Trade Date will be approximately $960.21, or within $22.50 of that estimate.  Our estimate of the value of the Securities as determined on the Trade Date will be set forth in the final pricing supplement.

What goes into the estimated value on the Trade Date?

In valuing the Securities on the Trade Date, we take into account that the Securities comprise both a debt component and a performance-based component linked to the Underlying Shares.  The estimated value of the Securities is determined using our own pricing and valuation models, market inputs and assumptions relating to the Underlying Shares, instruments based on the Underlying Shares, volatility and other factors including current and expected interest rates, as well as an interest rate related to the implied interest rate at which our conventional fixed rate debt trades in the secondary market (the “secondary market credit spread”).

What determines the economic terms of the Securities?

In determining the economic terms of the Securities, we use an internal funding rate which is likely to be lower than our secondary market credit spreads and therefore advantageous to us.  If the issuing, selling, structuring and hedging costs borne by you were lower or if the internal funding rate were higher, one or more terms of the Securities, such as the Conversion Price, the Multiplier or the Maximum Gain, would be more favorable to you.

What is the relationship between the estimated value on the Trade Date and the secondary market price of the Securities?

The price at which MS & Co. purchases the Securities in the secondary market, absent changes in market conditions, including those related to the Underlying Shares, may vary from, and be lower than, the estimated value on the Trade Date, because the secondary market price takes into account our secondary market credit spread as well as the bid-offer spread that MS & Co. would charge in a secondary market transaction of this type and other factors.  However, because the costs associated with issuing, selling, structuring and hedging the Securities are not fully deducted upon issuance, for a period of up to 6 months following the Settlement Date, to the extent that MS & Co. may buy or sell the Securities in the secondary market, absent changes in market conditions, including those related to the Underlying Shares, and to our secondary market credit spreads, it would do so based on values higher than the estimated value.  We expect that those higher values will also be reflected in your brokerage account statements.

MS & Co. may, but is not obligated to, make a market in the Securities and, if it once chooses to make a market, may cease doing so at any time.

Investor Suitability
The Securities may be suitable for you if:	The Securities may not be suitable for you if:

t You fully understand the risks inherent in an investment in the Securities, including the risk of loss of your entire initial investment.

t You can tolerate a loss of all or a substantial portion of your investment and are willing to make an investment that may have the full downside market risk of an investment in the Underlying Shares.

t You understand that you may not receive a cash payment at maturity and are instead willing to accept delivery of the shares of the Underlying Shares if the Final Price is below the Conversion Price.

t You believe the Final Price of the Underlying Shares is not likely to be below the Conversion Price and, if it is, you understand that you will not receive a cash payment at maturity and instead can tolerate receiving shares of the Underlying Shares at maturity worth less than your Principal Amount or that may have no value at all.

t You believe the Underlying Shares will appreciate over the term of the Securities and that the appreciation is unlikely to exceed the Maximum Gain.

t You understand and accept that your potential return is limited by the Maximum Gain.

t You can tolerate fluctuations in the price of the Securities prior to maturity that may be similar to or exceed the downside fluctuations in the price of the Underlying Shares.

t You are willing to hold the Securities to maturity, a term of approximately three years, and accept that there may be little or no secondary market for the Securities.

t You do not seek current income from your investment and are willing to forego dividends paid on the Underlying Shares.

t You are willing to assume the credit risk of Morgan Stanley, as issuer of the Securities, and understand that if Morgan Stanley defaults on its obligation you may not receive any amounts due to you including the repayment of your principal.

t You do not fully understand the risks inherent in an investment in the Securities, including the risk of loss of your entire initial investment.

t You require an investment designed to provide a full return of principal at maturity.

t You are not willing to make an investment that may have the full downside market risk of an investment in the Underlying Shares.

t You require a cash payment at maturity and are not willing to accept delivery of the shares of the Underlying Shares if the Final Price is below the Conversion Price.

t You believe the Final Price of the Underlying Shares is likely to be below the Conversion Price, which could result in a total loss of your initial investment.

t You cannot tolerate receiving shares of the Underlying Shares at maturity worth less than your Principal Amount or that may have no value at all.

t You believe that the price of the Underlying Shares will decline during the term of the Securities, or you believe the Underlying Shares will appreciate over the term of the Securities by a percentage that exceeds the Maximum Gain.

t You seek an investment that participates in the full appreciation in the price of the Underlying Shares or that has unlimited return potential.

t You cannot tolerate fluctuations in the price of the Securities prior to maturity that may be similar to or exceed the downside fluctuations in the price of the Underlying Shares.

t You prefer the lower risk, and therefore accept the potentially lower returns, of conventional debt securities with comparable maturities issued by Morgan Stanley or another issuer with a similar credit rating.

t You are unable or unwilling to hold the Securities to maturity, a term of approximately three years, or you seek an investment for which there will be an active secondary market.

t You seek current income from this investment or prefer to receive the dividends paid on the Underlying Shares.

t You are not willing or are unable to assume the credit risk associated with Morgan Stanley, as issuer of the Securities, for any payment on the Securities, including any repayment of principal.

The investor suitability considerations identified above are not exhaustive.  Whether or not the Securities are a suitable investment for you will depend on your individual circumstances, and you should reach an investment decision only after you and your investment, legal, tax, accounting and other advisors have carefully considered the suitability of an investment in the Securities in light of your particular circumstances.  You should also review carefully the sections entitled “Key Risks” beginning on page 5 of this free writing prospectus and “Risk Factors” beginning on page 5 of the accompanying prospectus for risks related to an investment in the Securities.

Indicative Terms		Investment Timeline
Issuer	Morgan Stanley
Issue Price (per security)	$1,000 for investors purchasing the Securities in brokerage accounts; $975 for investors purchasing the Securities in fee-based advisory accounts.
Principal Amount	$1,000 per Security. The Payment at Maturity will be based on the Principal Amount per Security.
Term	Approximately 3 years
Underlying Shares	Shares of the SPDR® S&P 500® ETF Trust (“SPY Fund”)
Payment at Maturity (per Security)
Morgan Stanley will pay you a cash payment or deliver a number of shares of the Underlying Shares at maturity based on the performance of the Underlying Shares during the term of the Securities.

If the Final Price is greater than the Initial Price, Morgan Stanley will pay you an amount equal to the lesser of:

$1,000 + ($1,000 × Share Return × Multiplier);

and

$1,000 + ($1,000 × Maximum Gain).

If the Final Price is less than or equal to the Initial Price but greater than or equal to the Conversion Price, Morgan Stanley will pay you the $1,000 Principal Amount.

If the Final Price is less than the Conversion Price, Morgan Stanley will deliver to you a number of Underlying Shares equal to the Share Delivery Amount*.

These shares will be worth less than the Principal Amount as of the Final Valuation Date and could be worth zero.  Accordingly, you may lose your entire initial investment.

Multiplier	1.5
Maximum Gain	30% to 36%. The actual Maximum Gain will be determined on the Trade Date.
Conversion Price	, which is 85% of the Initial Price
Share Return	Final Price – Initial Price Initial Price
Initial Price	The Closing Price on the Trade Date.
Final Price	The Closing Price on the Final Valuation Date, times the Adjustment Factor on such date.
Share Delivery Amount*	The product of (i) the Principal Amount of $1,000 divided by the Conversion Price, as determined on the Trade Date, and (ii) the Adjustment Factor as of the Final Valuation Date.
Final Valuation Date	July 25, 2016, subject to postponement in the event of a Market Disruption Event or for non-Index Business Days.
Adjustment Factor	1.0, subject to adjustment in the event of certain corporate events affecting the Underlying Shares.
CUSIP / ISIN	61762P237 / US61762P2377
Calculation Agent	Morgan Stanley & Co. LLC (“MS & Co.”)
* If you receive the Share Delivery Amount at maturity, we will pay cash value (determined as of the Final Valuation Date) of any fractional shares of the Underlying Shares on a per Security basis in lieu of delivering such fractional shares.
INVESTING IN THE SECURITIES INVOLVES SIGNIFICANT RISKS. YOU MAY RECEIVE SHARES OF THE UNDERLYING SHARES AT MATURITY WORTH LESS THAN YOUR PRINCIPAL AMOUNT AND MAY LOSE SOME OR ALL OF YOUR PRINCIPAL AMOUNT.  ANY PAYMENT ON THE SECURITIES, INCLUDING ANY REPAYMENT OF PRINCIPAL, IS SUBJECT TO THE CREDITWORTHINESS OF MORGAN STANLEY.  IF MORGAN STANLEY WERE TO DEFAULT ON ITS PAYMENT OBLIGATIONS, YOU MAY NOT RECEIVE ANY AMOUNTS OWED TO YOU UNDER THE SECURITIES AND YOU COULD LOSE YOUR ENTIRE INVESTMENT.

Key Risks

An investment in the Securities involves significant risks. Some of the risks that apply to the Securities are summarized here, but we urge you to also read the “Risk Factors” section of the accompanying prospectus. You should also consult your investment, legal, tax, accounting and other advisers before you invest in the Securities.

t
Your investment in the Securities may result in a loss of some or all of your Principal Amount.  The terms of the Securities differ from those of ordinary debt securities in that we will not pay interest or guarantee the payment of any principal at maturity.  Morgan Stanley will only repay the full $1,000 Principal Amount per Security if the Final Price is greater than or equal to the Conversion Price, and will only make such payment at maturity.  If the Final Price is less than the Conversion Price, we will deliver to you a number of shares of the Underlying Shares per Security equal to the Share Delivery Amount, which is the product of the (i) Principal Amount divided by the Conversion Price and (ii) the Adjustment Factor as of the Final Valuation Date.  Therefore, based on the terms of these Securities, if the Final Price is less than the Conversion Price, you will be exposed on a leveraged basis to any such decline below the Conversion Price and you will lose approximately 1.18% of your $1,000 Principal Amount at maturity for each additional 1% that the Final Price is less than the Conversion Price.  If you receive shares of the Underlying Shares at maturity, the value of those shares will be less than the Principal Amount as of the Final Valuation Date and may have no value at all.  In addition, the price of the Underlying Shares may further decrease from the Final Valuation Date to the Maturity Date.

t
Potential physical settlement. If the Final Price is less than the Conversion Price, we will deliver to you a number of shares of the Underlying Shares per Security equal to the Share Delivery Amount, which will be worth potentially substantially less than the Principal Amount and could be worth zero.

t
You may incur a loss on your investment if you sell your Securities prior to maturity.  The Conversion Price is observed only on the Final Valuation Date and applies only at maturity.  You should be willing to hold your Securities to maturity.  If you are able to sell your Securities prior to maturity in the secondary market, you may have to sell them at a loss relative to your initial investment even if the Underlying Shares have not declined below the Conversion Price.

t
The Multiplier applies only at maturity.  You should be willing to hold your Securities to maturity.  If you are able to sell your Securities prior to maturity in the secondary market, the price you receive will likely not reflect the full economic value of the Multiplier or the Securities themselves, and the return you realize may be less than 1.5 times the return of the Underlying Shares at the time of sale even if such return is positive and does not exceed the Maximum Gain.  You can receive the full benefit of the Multiplier and earn the potential Maximum Gain only if you hold your Securities to maturity.

t
Appreciation potential is limited.  The appreciation potential of Securities is limited by the Maximum Gain of 30% to 36% (which corresponds to a maximum Payment at Maturity of $1,300 to $1,360 per Security).  The actual Maximum Gain and maximum Payment at Maturity will be determined on the Trade Date.  Therefore, although the Multiplier enhances Share Returns by 1.5, you will not benefit from any positive Share Return that, when multiplied by the Multiplier, exceeds the Maximum Gain.  As a result, any increase in the Final Price over the Initial Price by more than 20% to 24% of the Initial Price will not further increase the return on the Securities.

t	No interest payments. Morgan Stanley will not make any interest payments in respect to the Securities.

t
The Securities are subject to the credit risk of Morgan Stanley, and any actual or anticipated changes to its credit ratings or credit spreads may adversely affect the market value of the Securities.  You are dependent on Morgan Stanley’s ability to pay all amounts due on the Securities at maturity and therefore you are subject to the credit risk of Morgan Stanley.  If Morgan Stanley defaults on its obligations under the Securities, your investment would be at risk and you could lose some or all of your investment.  As a result, the market value of the Securities prior to maturity will be affected by changes in the market’s view of Morgan Stanley’s creditworthiness.  Any actual or anticipated decline in Morgan Stanley’s credit ratings or increase in the credit spreads charged by the market for taking Morgan Stanley credit risk is likely to adversely affect the market value of the Securities.

t
The market price of the Securities may be influenced by many unpredictable factors.  Several factors, many of which are beyond our control, will influence the value of the Securities in the secondary market and the price at which MS & Co. may be willing to purchase or sell the Securities in the secondary market, including:

o	the price of the Underlying Shares at any time,

o	the volatility (frequency and magnitude of changes in price) of the Underlying Shares,

o	interest and yield rates in the market,

o
geopolitical conditions and economic, financial, political, regulatory or judicial events that affect the Underlying Shares or stock markets generally and which may affect the Initial Price and/or the Final Price,

o	the exchange rates relative to the U.S. dollar with respect to each of the currencies in which the stocks composing the Share Underlying Index trade,

o	the time remaining until the Securities mature, and

o	any actual or anticipated changes in our credit ratings or credit spreads.

Some or all of these factors will influence the price that you will receive if you sell your Securities prior to maturity.  For example, you may have to sell your Securities at a substantial discount from the principal amount of $1,000 per Security if the price of the Underlying Shares at the time of sale is at or below or moderately above its Initial Price or if market interest rates rise.  You cannot predict the future performance of the Underlying Shares based on its historical performance.

t
No dividend payments or voting rights.  Owning the Securities is not the same as owning the Underlying Shares or the stocks comprising the Share Underlying Index.  As a holder of the Securities, you will not have voting rights or rights to receive dividends or other distributions or other rights that holders of shares of the Underlying Shares or stocks held by the SPY Fund would have.

t
Investing in the Securities is not equivalent to investing in the Underlying Shares or the stocks composing the Share Underlying Index.  Investing in the Securities is not equivalent to investing in the Underlying Shares, the Share Underlying Index or the stocks that constitute the Share Underlying Index.  Investors in the Securities will not have voting rights or rights to receive dividends or other distributions or any other rights with respect to the Underlying Shares or the stocks that constitute the Share Underlying Index.  Investors in the Securities also will not participate in any appreciation of the Underlying Shares that, when multiplied by the Multiplier, exceeds the Maximum Gain, which could be significant.

t
The rate we are willing to pay for securities of this type, maturity and issuance size is likely to be lower than the rate implied by our secondary market credit spreads and advantageous to us.  Both the lower rate and the inclusion of costs associated with issuing, selling, structuring and hedging the Securities in the Issue Price reduce the economic terms of the Securities, cause the estimated value of the Securities to be less than the Issue Price and will adversely affect secondary market prices.  Assuming no change in market conditions or any other relevant factors, the prices, if any, at which dealers, including MS & Co., may be willing to purchase the Securities in secondary market transactions will likely be significantly lower than the Issue Price, because secondary market prices will exclude the issuing, selling, structuring and hedging-related costs that are included in the Issue Price and borne by you and because the secondary market prices will reflect our secondary market credit spreads and the bid-offer spread that any dealer would charge in a secondary market transaction of this type as well as other factors.

The inclusion of the costs of issuing, selling, structuring and hedging the Securities in the Issue Price and the lower rate we are willing to pay as issuer make the economic terms of the Securities less favorable to you than they otherwise would be.

However, because the costs associated with issuing, selling, structuring and hedging the Securities are not fully deducted upon issuance, for a period of up to 6 months following the Settlement Date, to the extent that MS & Co. may buy or sell the Securities in the secondary market, absent changes in market conditions, including those related to the Underlying Shares, and to our secondary market credit spreads, it would do so based on values higher than the estimated value, and we expect that those higher values will also be reflected in your brokerage account statements.

t
The estimated value of the Securities is determined by reference to our pricing and valuation models, which may differ from those of other dealers and is not a maximum or minimum secondary market price. These pricing and valuation models are proprietary and rely in part on subjective views of certain market inputs and certain assumptions about future events, which may prove to be incorrect.  As a result, because there is no market-standard way to value these types of securities, our models may yield a higher estimated value of the Securities than those generated by others, including other dealers in the market, if they attempted to value the Securities.  In addition, the estimated value on the Trade Date does not represent a minimum or maximum price at which dealers, including MS & Co., would be willing to purchase your Securities in the secondary market (if any exists) at any time. The value of your Securities at any time after the date of this free writing prospectus will vary based on many factors that cannot be predicted with accuracy, including our creditworthiness and changes in market conditions.  See also “Market price of the Securities may be influenced by many unpredictable factors” above.

t
Adjustments to the Underlying Shares or to the Share Underlying Index could adversely affect the value of the Securities.  The sponsor of the SPY Fund, PDR Services LLC (the “Sponsor”), seeks investment results that correspond generally to the price and yield performance, before fees and expenses, of the Share Underlying Index.  Pursuant to their investment strategy or otherwise, the Sponsor can add, delete or substitute the components of the SPY Fund.  Any of these actions could adversely affect the price of the Underlying Shares and, consequently, the value of the Securities.  In addition, the publisher of the Share Underlying Index is responsible for calculating and maintaining the Share Underlying Index.  The index publisher may add, delete or substitute the stocks constituting the Share Underlying Index or make other methodological changes required by certain corporate events relating to the component stocks, such as stock dividends, stock splits, spin-offs, rights offerings and extraordinary dividends, that could change the value of the Share Underlying Index.  The index publisher may discontinue or suspend calculation or publication of the Share Underlying Index at any time.  If this discontinuance or suspension occurs following the termination of the SPY Fund, the Calculation Agent will have the sole discretion to substitute a Successor Index that is comparable to the discontinued index, and is permitted to consider indices that are calculated and published by the Calculation Agent or any of its affiliates.  Any of these actions could adversely affect the value of the Underlying Shares and, consequently, the value of the Securities.

t
The Underlying Shares and the Share Underlying Index are different.  The performance of the Underlying Shares may not exactly replicate the performance of the Share Underlying Index because the Underlying Shares will reflect transaction costs and fees that are not included in the calculation of the Share Underlying Index. It is also possible that the Underlying Shares may not fully replicate or may in certain circumstances diverge significantly from the performance of the Share Underlying Index due to the temporary unavailability of certain securities in the secondary market, the performance of any derivative instruments contained in this fund, differences in trading hours between the Underlying Shares and the Share Underlying Index or due to other circumstances.

t
The amount payable (or the value of shares deliverable) on the Securities is not linked to the price of the Underlying Shares at any time other than the Final Valuation Date.  The Final Price will be based on the Closing Price of the Underlying Shares on the Final Valuation Date, subject to postponement for non-trading days and certain market disruption events.  Even if the Underlying Shares appreciate prior to the Final Valuation Date but then drop by the Final Valuation Date, the Payment at Maturity may be worth significantly less than it would have been had the Payment at Maturity been linked to the price of the Underlying Shares prior to such drop.  Although the actual price of the Underlying Shares on the stated Maturity Date or at other times during the term of the Securities may be higher than their Final Price, the

Payment at Maturity will be based solely on the Closing Price of the Underlying Shares on the Final Valuation Date as compared to their Initial Price.

t
The adjustments to the Adjustment Factor the Calculation Agent is required to make do not cover every corporate event that can affect the shares of the Underlying Shares.  MS & Co., as Calculation Agent, will adjust the Adjustment Factor for certain events affecting the Underlying Shares, including stock splits and reverse stock splits.  However, the Calculation Agent will not make an adjustment for every event that can affect the Underlying Shares.  If an event occurs that does not require the Calculation Agent to adjust the Adjustment Factor, the market price of the Securities may be materially and adversely affected.  The determination by the Calculation Agent to adjust, or not to adjust, an Adjustment Factor may materially and adversely affect the market price of the Securities.

t
The Securities will not be listed on any securities exchange and secondary trading may be limited. The Securities will not be listed on any securities exchange. Therefore, there may be little or no secondary market for the Securities. MS & Co. may, but is not obligated to, make a market in the Securities and, if it once chooses to make a market, may cease doing so at any time. When it does make a market, it will generally do so for transactions of routine secondary market size at prices based on its estimate of the current value of the Securities, taking into account its bid/offer spread, our credit spreads, market volatility, the notional size of the proposed sale, the cost of unwinding any related hedging positions, the time remaining to maturity and the likelihood that it will be able to resell the Securities.  Even if there is a secondary market, it may not provide enough liquidity to allow you to trade or sell the Securities easily. Since other broker-dealers may not participate significantly in the secondary market for the Securities, the price at which you may be able to trade your Securities is likely to depend on the price, if any, at which MS & Co. is willing to transact. If, at any time, MS & Co. were to cease making a market in the Securities, it is likely that there would be no secondary market for the Securities. Accordingly, you should be willing to hold your Securities to maturity.

t
Hedging and trading activity by our subsidiaries could potentially adversely affect the value of the Securities.  One or more of our subsidiaries and/or third-party dealers expect to carry out hedging activities related to the Securities, including trading in the Underlying Shares or the constituent stocks of the Share Underlying Index, in futures or options contracts on the Underlying Shares, the Share Underlying Index or the constituent stocks of the Share Underlying Index, as well as in other instruments related to the Underlying Shares or the Share Underlying Index.  MS & Co. and some of our other subsidiaries also trade the Underlying Shares or the constituent stocks of the Share Underlying Index, in futures or options contracts on the Underlying Shares, the Share Underlying Index or the constituent stocks of the Share Underlying Index, as well as in other instruments related to the Underlying Shares or the Share Underlying Index, on a regular basis as part of their general broker-dealer and other businesses.  Any of these hedging or trading activities on or prior to the Trade Date could potentially increase the Initial Price for the Underlying Shares, and therefore, could increase the Conversion Price, which is the price at which the Underlying Shares must close on the Final Valuation Date so that investors do not suffer a loss on their initial investment in the Securities.  Additionally, such hedging or trading activities during the term of the Securities, including on the Final Valuation Date, could adversely affect the Closing Price of the Underlying Shares on the Final Valuation Date and, accordingly, the payout to an investor at maturity, if any.

t
Potential conflict of interest.  As Calculation Agent, MS & Co. will determine the Initial Price, the Conversion Price, the Final Price, whether any Market Disruption Event has occurred, and will calculate the Share Delivery Amount or the amount of cash you will receive at maturity.  Determinations made by MS & Co., in its capacity as Calculation Agent, including with respect to the occurrence or non-occurrence of Market Disruption Events and the selection of a Successor Index or calculation of the Final Price in the event of a discontinuance of the Share Underlying Index or a Market Disruption Event, may adversely affect the payout to you at maturity.  In addition, MS & Co. has determined the estimated value of the Securities on the Trade Date.

t
Potentially inconsistent research, opinions or recommendations by Morgan Stanley, UBS or our or their respective affiliates — Morgan Stanley, UBS and our or their respective affiliates publish research from time to time on financial markets and other matters that may influence the value of the Securities, or express opinions or provide recommendations that are inconsistent with purchasing or holding the Securities.  Any research, opinions or recommendations expressed by Morgan Stanley, UBS or our or their respective affiliates may not be consistent with each other and may be modified from time to time without notice. Investors should make their own independent investigation of the merits of investing in the Securities and the Underlying Shares to which the Securities are linked.

t
Uncertain tax treatment.  Please note that the discussions in this free writing prospectus concerning the U.S. federal income tax consequences of an investment in the Securities supersede the discussions contained in the accompanying prospectus supplement.  Subject to the discussion under “What Are the Tax Consequences of the Securities” in this free writing prospectus, although there is uncertainty regarding the U.S. federal income tax consequences of an investment in the Securities due to the lack of governing authority, in the opinion of our counsel, Davis Polk & Wardwell LLP (“our counsel”), under current law, and based on current market conditions, each Security should be treated as a single financial contract that is an “open transaction” for U.S. federal income tax purposes.

Because the Securities are linked to shares of an exchange-traded fund, although the matter is not clear, there is a substantial risk that an investment in the Securities will be treated as a “constructive ownership transaction.”  If this treatment applies, all or a portion of any long-term capital gain of a U.S. Holder in respect of the Securities could be recharacterized as ordinary income (in which case an interest charge would be imposed).  U.S. investors should read the section entitled “What Are the Tax Consequences of the Securities? – Tax Consequences to U.S. Holders – Tax Treatment of the Securities – Potential Application of the Constructive Ownership Rule” in this free writing prospectus.

If the Internal Revenue Service (the “IRS”) were successful in asserting an alternative treatment for the Securities, the timing and character of income on the Securities might differ significantly.  For example, under one possible treatment, the IRS could seek to recharacterize the Securities as debt instruments.  In that event, U.S. Holders would be required to accrue into income original issue discount on the Securities every year at a “comparable yield” determined at the time of issuance and recognize all income and gain in respect of the Securities as ordinary income.  The risk that buffered securities would be recharacterized, for U.S. federal income tax purposes, as debt instruments giving rise to ordinary income, rather than as open transactions, is higher than with non-buffered equity-linked securities.  We do not plan to request a ruling from the IRS regarding the tax treatment of the Securities, and the IRS or a court may not agree with the tax treatment described in this free writing prospectus.  Please read carefully the discussion under “What Are the Tax Consequences of the Securities” in this free writing prospectus concerning the U.S. federal income tax consequences of an investment in the Securities.

In 2007, the U.S. Treasury Department and the IRS released a notice requesting comments on the U.S. federal income tax treatment of “prepaid forward contracts” and similar instruments, such as the Securities.  The notice focuses in particular on whether to require holders of these instruments to accrue income over the term of their investment.  It also asks for comments on a number of related topics, including the character of income or loss with respect to these instruments; whether short-term instruments should be subject to any such accrual regime; the relevance of factors such as the exchange-traded status of the instruments and the nature of the underlying property to which the instruments are linked; the degree, if any, to which income (including any mandated accruals) realized by non-U.S. investors should be subject to withholding tax; and whether these instruments are or should be subject to the “constructive ownership” rule, as discussed above.  While the notice requests comments on appropriate transition rules and effective dates, any Treasury regulations or other guidance promulgated after consideration of these issues could materially and adversely affect the tax consequences of an investment in the Securities, possibly with retroactive effect.

Both U.S. and Non-U.S. Holders should read carefully the discussion under “What Are the Tax Consequences of the Securities” in this free writing prospectus and consult their tax advisers regarding all aspects of the U.S. federal tax consequences of an investment in the Securities as well as any tax consequences arising under the laws of any state, local or foreign taxing jurisdiction.

Hypothetical Payments on the Securities at Maturity

The below scenario analysis and examples are provided for illustrative purposes only and are purely hypothetical.  They do not purport to be representative of every possible scenario concerning increases or decreases in the price of the Underlying Shares relative to the Initial Price.  We cannot predict the Final Price or the Closing Price of the Underlying Shares on any other day.  You should not take the scenario analysis and these examples as an indication or assurance of the expected performance of the Underlying Shares.  The numbers set forth in the examples below have been rounded for ease of analysis.  The following scenario analysis and examples illustrate the Payment at Maturity for a $1,000 Principal Amount of Securities on a hypothetical offering of the Securities.

The following scenario analysis and examples assume an Initial Price of $160, a Conversion Price of $136, an Adjustment Factor of 1.0 as of the Final Valuation Date, a hypothetical Maximum Gain of 33% (the midpoint of the expected range of between 30% and 36%) and reflect the Multiplier of 1.5.

Example 1 — The price of the Underlying Shares increases from an Initial Price of $160.00 to a Final Price of $170.00.  The Share Return is calculated as follows:

($170.00 – $160.00) / $160.00 = 6.25%

Because the Final Price is greater than the Initial Price, the Payment at Maturity for each $1,000 Principal Amount of Securities is calculated as the lesser of:

(A) $1,000 + ($1,000 × Share Return × Multiplier), and
(B) $1,000 + ($1,000 × Maximum Gain)
= the lesser of (A) $1,000 + ($1,000 × 6.25% × 1.5) and (B) $1,000 + ($1,000 × 33%)
= the lesser of (A) $1,000 + ($1,000 × 9.375%) and (B) $1,000 + ($1,000 × 33%)
= $1,000 + ($1,000 × 9.375%)
= $1,000 + $93.75
= $1,093.75

Because the Share Return of 6.25% multiplied by the Multiplier is less than the Maximum Gain of 33%, for each $1,000 Principal Amount of Securities, Morgan Stanley will pay you a cash amount of $1,093.75.

Example 2 — The price of the Underlying Shares increases from an Initial Price of $160.00 to a Final Price of $256.00. The Share Return is calculated as follows:

($256.00 - $160.00) / $160.00 = 60%

Because the Final Price is greater than the Initial Price, the Payment at Maturity for each $1,000 Principal Amount of Securities is calculated as the lesser of:

(A) $1,000 + ($1,000 × Share Return × Multiplier), and
(B) $1,000 + ($1,000 × Maximum Gain)
= the lesser of (A) $1,000 + ($1,000 × 60% × 1.5) and (B) $1,000 + ($1,000 × 33%)
= the lesser of (A) $1,000 + ($1,000 × 90%) and (B) $1,000 + ($1,000 × 33%)
= $1,000 + ($1,000 × 33%)
= $1,000 + 330
= $1,330

Because the Share Return of 60% multiplied by the Multiplier is greater than the Maximum Gain of 33%, for each $1,000 Principal Amount of Securities, Morgan Stanley will pay you a cash amount of $1,330, the maximum payment on the Securities.

Example 3 — The price of the Underlying Shares decreases from an Initial Price of $160.00 to a Final Price of $152.00.

Because the Final Price is less than or equal to the Initial Price but greater than or equal to the Conversion Price, at maturity, for each $1,000 Principal Amount of Securities, Morgan Stanley will pay you the $1,000 Principal Amount (a zero percent return on the Principal Amount).

Example 4 — The price of the Underlying Shares decreases from an Initial Price of $160.00 to a Final Price of $68.

Because the Final Price is less than the Conversion Price, at maturity, for each $1,000 Principal Amount of Securities Morgan Stanley will not make a cash payment and instead will deliver to you a number of shares of the Underlying Shares equal to the Share Delivery Amount calculated as follows:

Share Delivery Amount =   ($1,000 / Conversion Price) × Adjustment Factor
= ($1,000 / (136) × 1.0
= 7.3529 shares per Security

As of the Final Valuation Date, those shares would be worth $68 × 7 = $476.00, plus a cash payment for fractional shares based on the Closing Price of the Underlying Shares on the Final Valuation Date of $68 x 0.3529 Underlying Shares = approximately $24, for a total of $500, reflecting a -50% return on the Principal Amount.  If you receive the Share Delivery Amount at maturity, we will pay cash value (determined as of the Final Valuation Date) of any fractional shares of the Underlying Shares on a per Security basis in lieu of delivering such fractional shares.

If the Final Price is less than the Conversion Price, you will receive at maturity a number of the Underlying Shares that are worth less than the Principal Amount of the Securities and could be worth zero.

Hypothetical Final Price	Hypothetical Share Return	Hypothetical Cash Payment at Maturity(1)	Hypothetical Value of Underlying Shares Delivered at Maturity(1)(2)(3)	Hypothetical Return on Securities Issued at $1,000(2)(4)	Hypothetical Return on Securities Issued at $975(2)(5)
$320.00	100.00%	$1,330	N/A	33.00%	36.41%
$304.00	90.00%	$1,330	N/A	33.00%	36.41%
$288.00	80.00%	$1,330	N/A	33.00%	36.41%
$272.00	70.00%	$1,330	N/A	33.00%	36.41%
$256.00	60.00%	$1,330	N/A	33.00%	36.41%
$240.00	50.00%	$1,330	N/A	33.00%	36.41%
$224.00	40.00%	$1,330	N/A	33.00%	36.41%
$208.00	30.00%	$1,330	N/A	33.00%	36.41%
$195.20	22.00%	$1,330	N/A	33.00%	36.41%
$192.00	20.00%	$1,300	N/A	30.00%	33.33%
$176.00	10.00%	$1,150	N/A	15.00%	17.95%
$168.00	5.00%	$1,075	N/A	7.50%	10.26%
$160.00	0.00%	$1,000	N/A	0.00%	2.56%
$152.00	-5.00%	$1,000	N/A	0.00%	2.56%
$144.00	-10.00%	$1,000	N/A	0.00%	2.56%
$136.00	-15.00%	$1,000	N/A	0.00%	2.56%
$112.00	-30.00%	N/A	$823.53	-17.65%	-15.54%
$96.00	-40.00%	N/A	$705.88	-29.41%	-27.60%
$80.00	-50.00%	N/A	$588.24	-41.18%	-39.67%
$64.00	-60.00%	N/A	$470.59	-52.94%	-51.73%
$48.00	-70.00%	N/A	$352.94	-64.71%	-63.80%
$32.00	-80.00%	N/A	$235.29	-76.47%	-75.87%
$16.00	-90.00%	N/A	$117.65	-88.24%	-87.93%
$0.00	-100.00%	N/A	$0.00	-100.00%	-100.00%

(1) If the Final Price is less than the Conversion Price, Morgan Stanley will deliver a number of the Underlying Shares equal to the Share Delivery Amount.

(2) The Hypothetical Value of Underlying Shares Delivered at Maturity and the corresponding Return on Securities are calculated based on the value of the Underlying Shares on the Final Valuation Date.  If the Share Delivery Amount is delivered, those shares may further depreciate from the Final Valuation Date to the Maturity Date resulting in a lower value of the Share Delivery Amount.

(3) If you receive the Share Delivery Amount at maturity, we will pay cash value (determined as of the Final Valuation Date) of any fractional shares of the Underlying Shares on a per Security basis in lieu of delivering such fractional shares.

(4) This “Return on Securities” is the number, expressed as a percentage, that results from comparing the Payment at Maturity per Security to the Issue Price of $1,000 per Security for all investors purchasing the Securities in brokerage accounts.

(5) This “Return on Securities” is the number, expressed as a percentage, that results from comparing the Payment at Maturity per Security to the Issue Price of $975 per Security for all investors purchasing the Securities in fee-based advisory accounts.

What Are the Tax Consequences of the Securities?
Prospective investors should note that the discussion under the section called “United States Federal Taxation” in the accompanying prospectus supplement does not apply to the Securities issued under this free writing prospectus and is superseded by the following discussion.

The following summary is a general discussion of the principal U.S. federal tax consequences of ownership and disposition of the Securities.  This discussion applies only to initial investors in the Securities who:

t	purchase the Securities at their “issue price”; and
t	will hold the Securities as capital assets within the meaning of Section 1221 of the Internal Revenue Code of 1986, as amended (the “Code”).

This discussion does not describe all of the tax consequences that may be relevant to a holder in light of the holder’s particular circumstances or to holders subject to special rules, such as:

t	certain financial institutions;
t	insurance companies;
t	certain dealers and traders in securities, commodities or foreign currencies;
t	investors holding the Securities as part of a “straddle,” wash sale, conversion transaction, integrated transaction or constructive sale transaction;
t	U.S. Holders (as defined below) whose functional currency is not the U.S. dollar;
t	partnerships or other entities classified as partnerships for U.S. federal income tax purposes;
t	regulated investment companies;
t	real estate investment trusts;
t	tax-exempt entities, including “individual retirement accounts” or “Roth IRAs” as defined in Section 408 or 408A of the Code, respectively; or
t	persons subject to the alternative minimum tax.

As the law applicable to the U.S. federal income taxation of instruments such as the Securities is technical and complex, the discussion below necessarily represents only a general summary.  Moreover, the effect of any applicable state, local or foreign tax laws is not discussed, nor are any consequences resulting from the Medicare tax on investment income.  In addition, this summary does not address the U.S. federal income tax consequences of the ownership or disposition of shares of the SPDR S&P 500 ETF (the “ETF Shares”) should an investor receive the ETF Shares at maturity.  Investors should consult their tax advisers regarding the potential U.S. federal income tax consequences of the ownership and disposition of the ETF Shares.

In addition, we will not attempt to ascertain whether the SPDR S&P 500 ETF is treated as a “U.S. real property holding corporation” (“USRPHC”) within the meaning of Section 897 of the Code, or whether any issuers of any shares held by the SPDR S&P 500 ETF (the “Underlying Shares”) are treated as “passive foreign investment companies” (“PFICs”) within the meaning of Section 1297 of the Code.  If the SPDR S&P 500 ETF or any of the issuers of Underlying Shares were so treated, certain adverse U.S. federal income tax consequences might apply, to a U.S. Holder in the case of a PFIC and to a Non-U.S. Holder in the case of a USRPHC, upon the sale, exchange or settlement of a Security.  You should refer to information filed with the Securities and Exchange Commission or other governmental authorities by the SPDR S&P 500 ETF and the issuers of the Underlying Shares and consult your tax adviser regarding the possible consequences to you if any issuer is or becomes a PFIC or the SPDR S&P 500 ETF becomes a USRPHC.

This discussion is based on the Code, administrative pronouncements, judicial decisions and final, temporary and proposed Treasury regulations, all as of the date hereof, changes to any of which subsequent to the date of this free writing prospectus may affect the tax consequences described herein.  Persons considering the purchase of the Securities should consult their tax advisers with regard to the application of the U.S. federal income tax laws to their particular situations as well as any tax consequences arising under the laws of any state, local or foreign taxing jurisdiction.

General

Although there is uncertainty regarding the U.S. federal income tax consequences of an investment in the Securities due to the lack of governing authority, in the opinion of our counsel, under current law, and based on current market conditions, each Security should be treated as a single financial contract that is an “open transaction” for U.S. federal income tax purposes.

Due to the absence of statutory, judicial or administrative authorities that directly address the treatment of the Securities or instruments that are similar to the Securities for U.S. federal income tax purposes, no assurance can be given that the Internal Revenue Service (the “IRS”) or a court will agree with the tax treatment described herein.  Accordingly, you should consult your tax advisers regarding all aspects of the U.S. federal tax consequences of an investment in the Securities (including possible alternative treatments of the Securities) and with respect to any tax consequences arising under the laws of any state, local or foreign taxing jurisdiction.  Unless otherwise stated, the following discussion is based on the treatment of a Security as described in the previous paragraph.

Tax Consequences to U.S. Holders

This section applies to you only if you are a U.S. Holder.  As used herein, the term “U.S. Holder” means a beneficial owner of a Security that is, for U.S. federal income tax purposes:

t	a citizen or individual resident of the United States;
t
a corporation, or other entity taxable as a corporation for U.S. federal income tax purposes, created or organized in or under the laws of the United States, any state thereof or the District of Columbia; or

t	an estate or trust the income of which is subject to U.S. federal income taxation regardless of its source.

The term “U.S. Holder” also includes certain former citizens and residents of the United States.

Tax Treatment of the Securities

Assuming the treatment of the Securities as set forth above is respected, the following U.S. federal income tax consequences should result.

Tax Treatment Prior to Settlement.  A U.S. Holder should not be required to recognize taxable income over the term of the Securities prior to settlement, other than pursuant to a sale or exchange as described below.

Tax Basis.  A U.S. Holder’s tax basis in the Securities should equal the amount paid by the U.S. Holder to acquire the Securities.

Sale, Exchange or Settlement of the Securities.  Upon a sale, exchange or settlement of the Securities for cash, a U.S. Holder should recognize gain or loss equal to the difference between the amount realized on the sale, exchange or settlement and the U.S. Holder’s tax basis in the Securities sold, exchanged or settled.  Subject to the discussion below concerning the potential application of the “constructive ownership” rule under Section 1260 of the Code, any gain or loss recognized upon the sale, exchange or settlement of the Securities should be long-term capital gain or loss if the U.S. Holder has held the Securities for more than one year at such time, and short-term capital gain or loss otherwise.  A U.S. Holder that, upon settlement of the Securities, receives the ETF Shares and cash in lieu of any fractional ETF Share should be treated as recognizing capital loss equal to the difference between the amount of cash received in lieu of any fractional ETF Share and the pro rata portion of the U.S. Holder’s tax basis in the Securities that is allocable to such fractional ETF Share (based on the amount of cash received and the fair market value of the ETF Shares received, as of the Final Valuation Date of the Securities).  A U.S. Holder should not recognize any loss with respect to any ETF Shares received.  A U.S. Holder should have a basis in the ETF Shares equal to the U.S. Holder’s tax basis in the Securities (other than any amount allocated to a fractional ETF Share).  The holding period for such ETF Shares should start on the day after receipt.

Potential Application of the Constructive Ownership Rule. Because the Securities are linked to shares of an exchange-traded fund, although the matter is not clear, there is a substantial risk that an investment in the Securities will be treated as a “constructive ownership transaction.”  A “constructive ownership transaction” includes a contract under which an investor will receive payment equal to or credit for the future value of any equity interest in a regulated investment company (such as the ETF Shares).  If an investment in the Securities is treated as a “constructive ownership transaction,” all or a portion of any long-term capital gain recognized by a U.S. Holder in respect of a Security could be recharacterized as ordinary income (the “Recharacterized Gain”).  In addition, an interest charge would be imposed on any deemed underpayment of tax for each year that the constructive ownership transaction was outstanding.  The amount of the interest charge is determined by treating any Recharacterized Gain as having accrued such that the gain in each successive year is equal to the gain in the prior year increased by the applicable federal rate (determined as of the date of sale, exchange or settlement of the Securities) during the term of the constructive ownership transaction.

The amount of the Recharacterized Gain (if any) that would be treated as ordinary income in respect of a Security will equal the excess of (i) any long-term capital gain recognized by the U.S. Holder in respect of a Security (which, subject to the maximum payment at maturity, reflects a multiple of the percentage increase in the value of the ETF Shares over the term of the Security) over (ii) the “net underlying long-term capital gain” (as defined in Section 1260 of the Code).  Even if an investment in a Security is treated as a “constructive ownership transaction,” the amount of “net underlying long-term capital gain,” and therefore the amount of Recharacterized Gain, is unclear.  It is possible, for example, that the net underlying long-term capital gain is equal to the aggregate net capital gain that the U.S. Holder would have had if the ETF Shares had been acquired for fair market value on the issue date of the Securities and sold for fair market value upon the date of sale, exchange or settlement of the Securities (which would reflect the percentage increase, without the multiple, in the value of the ETF Shares over the term of the Securities).  However, the net underlying long-term capital gain could alternatively be calculated using a number of ETF Shares that reflects the multiple upon which any gain on the Securities will be calculated, in which case the amount of Recharacterized Gain would generally be zero.  Under Section 1260 of the Code, the amount of net underlying long-term capital gain will be treated as zero unless otherwise “established by clear and convincing evidence.”  Due to the lack of governing authority, our counsel is unable to opine as to whether or how Section 1260 of the Code applies to the Securities.  U.S. Holders should consult their tax advisers regarding the potential application of the “constructive ownership” rule to the Securities.

Possible Alternative Tax Treatments of an Investment in the Securities

Due to the absence of authorities that directly address the proper tax treatment of the Securities, no assurance can be given that the IRS will accept, or that a court will uphold, the tax treatment described above.  The IRS could, for instance, seek to treat a Security as a debt instrument subject to Treasury regulations governing contingent payment debt instruments (the “Contingent Debt Regulations”).  If the IRS were successful in asserting that the Contingent Debt Regulations apply to the Securities, the timing and character of income thereon would be significantly affected.  Among other things, a U.S. Holder would be required to accrue into income original issue discount (“OID”) on the Securities every year at a “comparable yield” determined at the time of their issuance.  Furthermore, any gain realized by a U.S. Holder at maturity or upon a sale, exchange or other disposition of the Securities would generally be treated as ordinary income, and any loss realized at maturity would be treated as ordinary loss to the extent of the U.S. Holder’s prior accruals of OID and as capital loss thereafter.  The risk that buffered securities would be recharacterized, for U.S. federal income tax purposes, as debt instruments giving rise to ordinary income, rather than as open transactions, is higher than with non-buffered equity-linked securities.

Other alternative federal income tax treatments of the Securities are also possible, which if applied could also affect the timing and character of the income or loss with respect to the Securities.  In 2007, the U.S. Treasury Department and the IRS released a notice requesting comments on the U.S. federal income tax treatment of “prepaid forward contracts” and similar instruments, such as the Securities.  The notice focuses in particular on whether to require holders of these instruments to accrue income over the term of their investment.  It also asks for comments on a number of related topics, including the character of income or loss with respect to these instruments; whether short-term instruments should be subject to any such accrual regime; the relevance of factors such as the exchange-traded status of the instruments and the nature of the underlying property to which the instruments are linked; and whether these instruments are or should be subject to the “constructive ownership” rule, as discussed above. While the notice requests comments on appropriate transition rules and effective dates, any Treasury regulations or other guidance promulgated after consideration of these issues could materially and adversely affect the tax consequences of an investment in the Securities, possibly with retroactive effect.  U.S. Holders should consult their tax advisers regarding the U.S. federal income tax consequences of an investment in the Securities, including possible alternative treatments and the issues presented by this notice.

Backup Withholding and Information Reporting

Backup withholding may apply in respect of payments on the Securities and the payment of proceeds from a sale, exchange or other disposition of the Securities, unless a U.S. Holder provides proof of an applicable exemption or a correct taxpayer identification number and otherwise complies with applicable requirements of the backup withholding rules.  The amounts withheld under the backup withholding rules are not an additional tax and may be refunded, or credited against the U.S. Holder’s U.S. federal income tax liability, provided that the required information is furnished to the IRS.  In addition, information returns may be filed with the IRS in connection with payments on the Securities and the payment of proceeds from a sale, exchange or other disposition of the Securities, unless the U.S. Holder provides proof of an applicable exemption from the information reporting rules.

Tax Consequences to Non-U.S. Holders

This section applies to you only if you are a Non-U.S. Holder.  As used herein, the term “Non-U.S. Holder” means a beneficial owner of a Security that is, for U.S. federal income tax purposes:

t	an individual who is classified as a nonresident alien;
t	a foreign corporation; or
t	a foreign estate or trust.

The term “Non-U.S. Holder” does not include any of the following holders:

t
a holder who is an individual present in the United States for 183 days or more in the taxable year of disposition and who is not otherwise a resident of the United States for U.S. federal income tax purposes;

t	certain former citizens or residents of the United States; or
t	a holder for whom income or gain in respect of the Securities is effectively connected with the conduct of a trade or business in the United States.

Such holders should consult their tax advisers regarding the U.S. federal income tax consequences of an investment in the Securities.

Tax Treatment upon Sale, Exchange or Settlement of the Securities

In general.  Assuming the treatment of the Securities as set forth above is respected,  and subject to the discussion below concerning backup withholding and the discussion above regarding the possible application of Section 897 of the Code, a Non-U.S. Holder of the Securities will not be subject to U.S. federal income or withholding tax in respect of amounts paid to the Non-U.S. Holder.

Subject to the discussion above regarding the possible application of Section 897 of the Code, if all or any portion of a Security were recharacterized as a debt instrument, any payment made to a Non-U.S. Holder with respect to the Securities would not be subject to U.S. federal withholding tax, provided that:

t	the Non-U.S. Holder does not own, directly or by attribution, ten percent or more of the total combined voting power of all classes of our stock entitled to vote;
t	the Non-U.S. Holder is not a controlled foreign corporation related, directly or indirectly, to us through stock ownership;
t	the Non-U.S. Holder is not a bank receiving interest under Section 881(c)(3)(A) of the Code, and
t	the certification requirement described below has been fulfilled with respect to the beneficial owner.

Certification Requirement.  The certification requirement referred to in the preceding paragraph will be fulfilled if the beneficial owner of a Security (or a financial institution holding the Securities on behalf of the beneficial owner) furnishes to the applicable withholding agent an IRS Form W-8BEN on which the beneficial owner certifies under penalties of perjury that it is not a U.S. person.

In 2007, the U.S. Treasury Department and the IRS released a notice requesting comments on the U.S. federal income tax treatment of “prepaid forward contracts” and similar instruments, such as the Securities.  Among the issues addressed in the notice is the degree, if any, to which any income with respect to instruments such as the Securities should be subject to U.S. withholding tax.  It is possible that any Treasury regulations or other guidance issued after consideration of this issue could materially and adversely affect the withholding tax consequences of ownership and disposition of the Securities, possibly on a retroactive basis.  Non-U.S. Holders should note that we currently do not intend to withhold on any payment made with respect to the Securities to Non-U.S. Holders (subject to compliance by such holders with the certification requirement described above).  However, in the event of a change of law or any formal or informal guidance by the IRS, the U.S. Treasury Department or Congress, we may decide to withhold on payments made with respect to the Securities to Non-U.S. Holders, and we will not be required to pay any additional amounts with respect to amounts withheld.  Accordingly, Non-U.S. Holders should consult their tax advisers regarding all aspects of the U.S. federal income tax consequences of an investment in the Securities, including the possible implications of the notice referred to above.

U.S. Federal Estate Tax

Individual Non-U.S. Holders and entities the property of which is potentially includible in such an individual’s gross estate for U.S. federal estate tax purposes (for example, a trust funded by such an individual and with respect to which the individual has retained certain interests or powers), should note that, absent an applicable treaty exemption, the Securities may be treated as U.S. situs property subject to U.S. federal estate tax.  Prospective investors that are non-U.S. individuals, or are entities of the type described above, should consult their tax advisers regarding the U.S. federal estate tax consequences of an investment in the Securities.

Backup Withholding and Information Reporting

Information returns may be filed with the IRS in connection with the payment on the Securities at maturity as well as in connection with the payment of proceeds from a sale, exchange or other disposition of the Securities.  A Non-U.S. Holder may be subject to backup withholding in respect of amounts paid to the Non-U.S. Holder, unless such Non-U.S. Holder complies with certification procedures to establish that it is not a U.S. person for U.S. federal income tax purposes or otherwise establishes an exemption.  Compliance with the certification procedures described above under “―Tax Treatment upon Sale, Exchange or Settlement of the Securities” will satisfy the certification requirements necessary to avoid backup withholding as well.  The amount of any backup withholding from a payment to a Non-U.S. Holder will be allowed as a credit against the Non-U.S. Holder’s U.S. federal income tax liability and may entitle the Non-U.S. Holder to a refund, provided that the required information is furnished to the IRS.

The discussion in the preceding paragraphs under “What Are the Tax Consequences of the Securities,” insofar as it purports to describe provisions of U.S. federal income tax laws or legal conclusions with respect thereto, constitutes the full opinion of Davis Polk & Wardwell LLP regarding the material U.S. federal income tax consequences of an investment in the Securities.

The SPDR S&P 500® ETF Trust

The SPDR S&P 500 ETF Trust (formerly SPDR Trust, Series 1), or SPY, formed by PDR Services LLC, is a unit investment trust registered under the Investment Company Act of 1940 that holds a portfolio of securities consisting of substantially all of the common stocks, in substantially the same weighting, as the S&P 500® Index.  A SPDR represents an undivided ownership interest in SPY.  SPY seeks investment results that generally correspond to the price and yield performance, before fees and expenses, of the S&P 500® Index.  Information provided to or filed with the Securities and Exchange Commission (the “Commission”) by SPY pursuant to the Securities Act of 1933 and the Investment Company Act of 1940 can be located by reference to Commission file numbers 033-46080 and 811-06125, respectively, through the Commission’s website at www.sec.gov.  In addition, information may be obtained from other sources including, but not limited to, press releases, newspaper articles and other publicly disseminated documents.  We make no representation or warranty as to the accuracy or completeness of such information.

The S&P 500® Index, which is calculated, maintained and published by Standard & Poor’s Financial Services LLC (“S&P”), consists of 500 component stocks selected to provide a performance benchmark for the U.S. equity markets.  The calculation of the S&P 500® Index is based on the relative value of the float adjusted aggregate market capitalization of the 500 component companies as of a particular time as compared to the aggregate average market capitalization of the 500 similar companies during the base period of the years 1941 through 1943. For more information about the S&P 500® Index methodology, see “S&P 500® Index” in the accompanying index supplement.

You may receive shares of the Underlying Shares at maturity as payment on the Securities.  Therefore in making your decision to invest in the Securities, you should review the prospectus related to the Underlying Shares dated January 23, 2013 filed by the SPDR® S&P 500® ETF Trust available at http://www.sec.gov/Archives/edgar/data/884394/000119312513025642/d465941d497.htm.  In making your decision to invest in the Securities, you should pay particular attention to the sections of the prospectus for the Underlying Shares entitled “Principal Risks of Investing in the Trust” and “Additional Risk Information.”  The contents of the prospectus and any documents incorporated by reference therein are not incorporated by reference herein or in any way made a part hereof.

Neither we nor any of our affiliates makes any representation to you as to the performance of the Underlying Shares.

We and/or our affiliates may presently or from time to time engage in business with the SPY Fund.  In the course of such business, we and/or our affiliates may acquire non-public information with respect to the SPY Fund, and neither we nor any of our affiliates undertakes to disclose any such information to you.  In addition, one or more of our affiliates may publish research reports with respect to the SPY Fund.  The statements in the preceding two sentences are not intended to affect the rights of investors in the Securities under the securities laws.  As a prospective purchaser of the Securities, you should undertake an independent investigation of the SPY Fund as in your judgment is appropriate to make an informed decision with respect to an investment in the Securities.

“Standard & Poor’s®”, “S&P®”, “S&P 500®” and “SPDR®” are trademarks of S&P.  The Securities are not sponsored, endorsed, sold, or promoted by S&P or SPY and S&P makes no representations or warranties to the owners of the Securities or any member of the public regarding the advisability of investing in the Securities.  S&P and the SPY Fund have no obligation or liability in connection with the operation, marketing, trading or sale of the Securities.

SPDR S&P 500® ETF Trust Historical Information

The following table sets forth the published high and low Closing Prices, as well as the end-of-quarter Closing Prices, for SPY for each quarter in the period from January 1, 2008 through July 9, 2013.  The related graph sets forth the daily closing prices in the same period.  The closing price on July 9, 2013 was $165.08.  We obtained the information in the table and graph below from Bloomberg Financial Markets, without independent verification.  The historical values of SPY should not be taken as an indication of future performance, and no assurance can be given as to its price on the Final Valuation Date.

Quarter Begin	Quarter End	Quarterly High ($)	Quarterly Low ($)	Quarterly Close ($)
1/1/2008	3/31/2008	144.94	127.90	131.89
4/1/2008	6/30/2008	143.08	127.69	128.04
7/1/2008	9/30/2008	130.70	111.38	116.54
10/1/2008	12/31/2008	116.00	75.95	90.33
1/1/2009	3/31/2009	93.44	68.11	79.44
4/1/2009	6/30/2009	95.09	81.00	91.92
7/1/2009	9/30/2009	107.33	87.95	105.56
10/1/2009	12/31/2009	112.67	102.54	111.44
1/1/2010	3/31/2010	117.40	105.87	116.99
4/1/2010	6/30/2010	121.79	103.22	103.22
7/1/2010	9/30/2010	114.79	102.20	114.12
10/1/2010	12/31/2010	125.92	113.75	125.78
1/1/2011	3/31/2011	134.57	126.21	132.51
4/1/2011	6/30/2011	136.54	126.81	131.97
7/1/2011	9/30/2011	135.46	112.26	113.17
10/1/2011	12/31/2011	128.68	109.93	125.50
1/1/2012	3/31/2012	141.61	127.49	140.72
4/1/2012	6/30/2012	141.79	128.10	136.27
7/1/2012	9/30/2012	147.24	133.51	143.93
10/1/2012	12/31/2012	146.27	135.70	142.52
1/1/2013	3/31/2013	156.73	145.53	156.55
4/1/2013	6/30/2013	167.11	154.14	160.01
7/1/2013	7/9/2013*	165.08	161.16	165.08

* As of the date of this free writing prospectus, available information for the third calendar quarter of 2013 includes data for the period from July 1, 2013 through July 9, 2013.  Accordingly, the “Quarterly High,” “Quarterly Low” and “Quarterly Close” data indicated are for this shortened period only and do not reflect complete data for the third calendar quarter of 2013.

The graph below illustrates the performance of the SPDR® S&P 500® ETF Trust from January 1, 2008 through July 9, 2013, based on information from Bloomberg.  Past performance of the SPDR® S&P 500® ETF Trust is not indicative of the future performance of the SPDR® S&P 500® ETF Trust.

Additional Terms of the Securities

Some Definitions

We have defined some of the terms that we use frequently in this free writing prospectus below:

t	“Share Underlying Index” means the S&P 500® Index, which is the index that the Underlying Shares generally seeks to track.

t
“Closing Price” means, subject to the provisions set out under “Discontinuance of the Underlying Shares and/or Share Underlying Index; Alteration of Method of Calculation” below, for one Underlying Share (or one unit of any other security for which a Closing Price must be determined) on any Trading Day means:

o
if the Underlying Shares (or any such other security) are listed on a national securities exchange (other than The NASDAQ Stock Market LLC (“NASDAQ”)), the last reported sale price, regular way, of the principal trading session on such day on the principal national securities exchange registered under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), on which the Underlying Shares (or any such other security) are listed,

o	if the Underlying Shares (or any such other security) are securities of NASDAQ, the official closing price published by NASDAQ on such day, or

o
if the Underlying Shares (or any such other security) are not listed on any national securities exchange but are included in the OTC Bulletin Board Service (the “OTC Bulletin Board”) operated by the Financial Industry Regulatory Authority, Inc. (“FINRA”), the last reported sale price of the principal trading session on the OTC Bulletin Board on such day.

If the Underlying Shares (or any such other security) are listed on any national securities exchange but the last reported sale price or the official closing price published by such exchange, or by NASDAQ, as applicable, is not available pursuant to the preceding sentence, then the Closing Price for one Underlying Share (or one unit of any such other security) on any Trading Day will mean the last reported sale price of the principal trading session on the over-the-counter market as reported on NASDAQ or the OTC Bulletin Board on such day.  If a Market Disruption Event (as defined below) occurs with respect to the Underlying Shares (or any such other security) or the last reported sale price or the official closing price published by NASDAQ, as applicable, for the Underlying Shares (or any such other security) is not available pursuant to either of the two preceding sentences, then the Closing Price for any Trading Day will be the mean, as determined by the Calculation Agent, of the bid prices for the Underlying Shares (or any such other security) for such Trading Day obtained from as many recognized dealers in such security, but not exceeding three, as will make such bid prices available to the Calculation Agent.  Bids of Morgan Stanley & Co. LLC (“MS & Co.”) and its successors or any of its affiliates may be included in the calculation of such mean, but only to the extent that any such bid is the highest of the bids obtained.  If no bid prices are provided from any third party dealers, the Closing Price will be determined by the Calculation Agent in its sole and absolute discretion (acting in good faith) taking into account any information that it deems relevant.  The term “OTC Bulletin Board Service” will include any successor service thereto.  This definition of “Closing Price” is subject to the provisions under “—Discontinuance of the Underlying Shares and/or Share Underlying Index; Alteration of Method of Calculation” below.

t
“Trading Day” means a day, as determined by the Calculation Agent, on which trading is generally conducted on the New York Stock Exchange LLC, NASDAQ, the Chicago Mercantile Exchange and the Chicago Board of Options Exchange and in the over-the-counter market for equity securities in the United States.

t	“Market Disruption Event” means, the occurrence or existence of any of the following events, as determined by the Calculation Agent in its sole discretion:

(i)
the occurrence or existence of a suspension, absence or material limitation of trading of the Underlying Shares on the primary market for the Underlying Shares for more than two hours of trading or during the one-half hour period preceding the close of the principal trading session in such market; or a breakdown or failure in the price and trade reporting systems of the primary market for the Underlying Shares as a result of which the reported trading prices for the Underlying Shares during the last one-half hour preceding the close of the principal trading session in such market are materially inaccurate; or the suspension, absence or material limitation of trading on the primary market for trading in futures or options contracts related to the Underlying Shares, if available, during the one-half hour period preceding the close of the principal trading session in the applicable market;

(ii)
the occurrence or existence of a suspension, absence or material limitation of trading of stocks then constituting 20 percent or more of the value of the Share Underlying Index on the Relevant Exchanges for such securities for more than two hours of trading or during the one-half hour period preceding the close of the principal trading session on such Relevant Exchanges; or

(iii)
the suspension, material limitation or absence of trading on any major U.S. securities market for trading in futures or options contracts related to the Share Underlying Index or the Underlying Shares for more than two hours of trading or during the one-half hour period preceding the close of the principal trading session on such market; and

(iv)
a determination by the Calculation Agent in its sole discretion that any event described in clause (i), (ii) or (iii) above materially interfered with our ability or the ability of any of our affiliates to unwind or adjust all or a material portion of the hedge position with respect to the Securities.

For the purpose of determining whether a Market Disruption Event exists at any time, if trading in a security included in the Share Underlying Index is materially suspended or materially limited at that time, then the relevant percentage contribution of that security to the level of the Share Underlying Index shall be based on a comparison of (x) the portion of the level of the Share Underlying Index attributable to that security relative to (y) the overall level of the Share Underlying Index, in each case immediately before that suspension or limitation.

For the purpose of determining whether a Market Disruption Event has occurred: (1) a limitation on the hours or number of days of trading will not constitute a Market Disruption Event if it results from an announced change in the regular business hours of the Relevant Exchange or market, (2) a decision to permanently discontinue trading in the Underlying Shares or in the futures or options contract related to the Share Underlying Index or the Underlying Shares will not constitute a Market Disruption Event, (3) a suspension of trading in futures or options contracts on the Share Underlying Index or the Underlying Shares by the primary securities market trading in such contracts by reason of (a) a price change exceeding limits set by such securities exchange or market, (b) an imbalance of orders relating to such contracts or (c) a disparity in bid and ask quotes relating to such contracts will constitute a suspension, absence or material limitation of trading in futures or options contracts related to the Share Underlying Index or the Underlying Shares and (4) a “suspension, absence or material limitation of trading” on any Relevant Exchange or on the primary market on which futures or options contracts related to the Share Underlying Index or the Underlying Shares are traded will not include any time when such securities market is itself closed for trading under ordinary circumstances.

t	“Relevant Exchange” means the primary exchange(s) or market(s) of trading for any security (or any combination thereof) then included in the Share Underlying Index or any Successor Index.

Postponement of Final Valuation Date and Maturity Date

If the scheduled Final Valuation Date is not a Trading Day or if a Market Disruption Event with respect to the Underlying Shares occurs on the scheduled Final Valuation Date, the Final Price will be determined on the immediately succeeding Trading Day on which no Market Disruption Event shall have occurred; provided that the Final Price will not be determined on a date later than the fifth scheduled Trading Day after the scheduled Final Valuation Date, and if such date is not a Trading Day or if there is a Market Disruption Event on such date, the Calculation Agent will determine the Closing Price of an Underlying Share on such date as the mean of the bid prices for an Underlying Share for such date obtained from as many recognized dealers in such security, but not exceeding three, as will make such bid prices available to the Calculation Agent.  Bids of MS & Co. or any of its affiliates may be included in the calculation of such mean, but only to the extent that any such bid is the highest of the bids obtained.  If no bid prices are provided from any third party dealers, the Closing Price will be determined by the Calculation Agent in its sole and absolute discretion (acting in good faith) taking into account any information that it deems relevant.

If the Final Valuation Date is postponed so that it falls less than two business days prior to the scheduled Maturity Date, the Maturity Date will be the second business day following the Final Valuation Date, as postponed.

Antidilution Adjustments for Securities linked to Exchange-Traded Funds

If the Underlying Shares are subject to a stock split or reverse stock split, then once such split has become effective, the Adjustment Factor will be adjusted to equal the product of the prior Adjustment Factor and the number of shares issued in such stock split or reverse stock split with respect to one Underlying Share.  No such adjustment to the Adjustment Factor will be required unless such adjustment would require a change of at least 0.1% in the amount being adjusted as then in effect.  Any number so adjusted will be rounded to the nearest one hundred-thousandth with five one-millionths being rounded upward.

Alternate Exchange Calculation in case of an Event of Default

If an event of default with respect to the Securities shall have occurred and be continuing, the amount declared due and payable upon any acceleration of the Securities (the “Acceleration Amount”) will be an amount, determined by the Calculation Agent in its sole discretion, that is equal to the cost of having a Qualified Financial Institution, of the kind and selected as described below, expressly assume all our payment and other obligations with respect to the Securities as of that day and as if no default or acceleration had occurred, or to undertake other obligations providing substantially equivalent economic value to you with respect to the Securities.  That cost will equal:

o	the lowest amount that a Qualified Financial Institution would charge to effect this assumption or undertaking, plus

o	the reasonable expenses, including reasonable attorneys’ fees, incurred by the holders of the Securities in preparing any documentation necessary for this assumption or undertaking.

During the Default Quotation Period for the Securities, which we describe below, the holders of the Securities and/or we may request a Qualified Financial Institution to provide a quotation of the amount it would charge to effect this assumption or undertaking.  If either party obtains a quotation, it must notify the other party in writing of the quotation.  The amount referred to in the first bullet point above will equal the lowest—or, if there is only one, the only—quotation obtained, and as to which notice is so given, during the Default Quotation Period.  With respect to any quotation, however, the party not obtaining the quotation may object, on reasonable and significant grounds, to the assumption or undertaking by the Qualified Financial Institution providing the quotation and notify the other party in writing of those grounds within two business days after the last day of the Default Quotation Period, in which case that quotation will be disregarded in determining the Acceleration Amount.

Notwithstanding the foregoing, if a voluntary or involuntary liquidation, bankruptcy or insolvency of, or any analogous proceeding is filed with respect to Morgan Stanley, then depending on applicable bankruptcy law, your claim may be limited to an amount that could be less than the Acceleration Amount.

If the maturity of the Securities is accelerated because of an event of default as described above, we shall, or shall cause the Calculation Agent to, provide written notice to the Trustee at its New York office, on which notice the Trustee may conclusively rely, and to the Depositary of the Acceleration Amount and the aggregate cash amount due, if any, with respect to the Securities as promptly as possible and in no event later than two business days after the date of such acceleration.

Default Quotation Period

The Default Quotation Period is the period beginning on the day the Acceleration Amount first becomes due and ending on the third business day after that day, unless:

o	no quotation of the kind referred to above is obtained, or

o	every quotation of that kind obtained is objected to within five business days after the due date as described above.

If either of these two events occurs, the Default Quotation Period will continue until the third business day after the first business day on which prompt notice of a quotation is given as described above.  If that quotation is objected to as described above within five business days after that first business day, however, the Default Quotation Period will continue as described in the prior sentence and this sentence.

In any event, if the Default Quotation Period and the subsequent two business day objection period have not ended before the Final Valuation Date, then the Acceleration Amount will equal the principal amount of the Securities.

Qualified Financial Institutions

For the purpose of determining the Acceleration Amount at any time, a Qualified Financial Institution must be a financial institution organized under the laws of any jurisdiction in the United States or Europe, which at that time has outstanding debt obligations with a stated maturity of one year or less from the date of issue and rated either:

o	A-2 or higher by Standard & Poor’s Ratings Services or any successor, or any other comparable rating then used by that rating agency, or

o	P-2 or higher by Moody’s Investors Service or any successor, or any other comparable rating then used by that rating agency.

Discontinuance of the Underlying Shares and/or Share Underlying Index; Alteration of Method of Calculation

If trading in the Underlying Shares on every applicable national securities exchange, on the OTC Bulletin Board and in the over-the-counter market is permanently discontinued or the SPY Fund is liquidated or otherwise terminated (a “Discontinuance or Liquidation Event”), the Closing Price of the Underlying Shares on the Final Valuation Date or the date of acceleration following the Discontinuance or Liquidation Event will be determined by the Calculation Agent and will be deemed to equal the product of (i) the closing value of the Share Underlying Index (or any Successor Index, as described below) on such date (taking into account any material changes in the method of calculating the Share Underlying Index following such Discontinuance or Liquidation Event) and (ii) a fraction, the numerator of which is the Closing Price of the Underlying Shares and the denominator of which is the closing value of the Share Underlying Index (or any Successor Index, as described below), each determined as of the last day prior to the occurrence of the Discontinuance or Liquidation Event on which a Closing Price of the Underlying Shares was available.

If, subsequent to a Discontinuance or Liquidation Event, the index publisher of the Share Underlying Index discontinues publication of the Share Underlying Index and the index publisher of the Share Underlying Index or another entity (including MS & Co.) publishes a successor or substitute index that MS & Co., as the Calculation Agent, determines, in its sole discretion, to be comparable to the discontinued Share Underlying Index (such index being referred to herein as a “Successor Index”), then any subsequent Closing Price of the Underlying Shares on any Trading Day following a Discontinuance or Liquidation Event will be determined by reference to the published value of such Successor Index at the regular weekday close of trading on such Trading Day.

Upon any selection by the Calculation Agent of a Successor Index, the Calculation Agent will cause written notice thereof to be furnished to the Trustee, to us and to the Depositary, as holder of the Securities, within three business days of such selection.  We expect that such notice will be made available to you, as a beneficial owner of such Securities, in accordance with the standard rules and procedures of the Depositary and its direct and indirect participants.

If, subsequent to a Discontinuance or Liquidation Event, the index publisher of the Share Underlying Index discontinues publication of the Share Underlying Index prior to, and such discontinuance is continuing on the Final Valuation Date and MS & Co., as the Calculation Agent, determines, in its sole discretion, that no Successor Index is available at such time, then the Calculation Agent will determine the Closing Price of the Underlying Shares for such date.  The Closing Price of the Underlying Shares will be computed by the Calculation Agent in accordance with the formula for calculating the Share Underlying Index last in effect prior to such discontinuance, using the Closing Price (or, if trading in the relevant securities has been materially suspended or materially limited, its good faith estimate of the closing price that would have prevailed but for such suspension or limitation) at the close of the principal trading session of the Relevant Exchange on such date of each security most recently composing the Share Underlying Index without any rebalancing or substitution of such securities following such discontinuance.  Notwithstanding these alternative arrangements, discontinuance of the publication of the Share Underlying Index may adversely affect the value of the Securities.

If a Discontinuance or Liquidation Event has occurred and the Final Price as determined by the Calculation Agent as described above is less than the Conversion Price, instead of delivering a number of Underlying Shares equal to the Share Delivery Amount, at maturity we will pay the cash value of such shares as determined on the Final Valuation Date.

No Fractional Shares

At maturity, if the payment is to be made in shares of the Underlying Shares, Morgan Stanley will deliver the aggregate number of shares of the Underlying Shares on a per Security basis due with respect to the Securities, but will pay cash in lieu of delivering any fractional share of the Underlying Shares in an amount equal to the corresponding fractional Closing Price of such fraction of a share of the Underlying Shares, as determined by the Calculation Agent as of the Final Valuation Date.

Trustee

The “Trustee” for each offering of notes issued under our Senior Debt Indenture, including the Securities, will be The Bank of New York Mellon, a New York banking corporation (as successor Trustee to JPMorgan Chase Bank, N.A. (formerly known as JPMorgan Chase Bank)).

Agent

The “agent” is MS & Co.

Calculation Agent and Calculations

The “Calculation Agent” for the Securities will be MS & Co.  As Calculation Agent, MS & Co. will determine, among other things, the Initial Price, the Final Price, the Share Return and the Payment at Maturity.

All determinations made by the Calculation Agent will be at the sole discretion of the Calculation Agent and will, in the absence of manifest error, be conclusive for all purposes and binding on you, the Trustee and us.

All calculations with respect to the Payment at Maturity, if any, will be rounded to the nearest one hundred-thousandth, with five one-millionths rounded upward (e.g., .876545 would be rounded to .87655); all dollar amounts related to determination of the amount of cash payable per Security will be rounded to the nearest ten-thousandth, with five one hundred-thousandths rounded upward (e.g., .76545 would be rounded up to .7655); and all dollar amounts paid on the aggregate number of Securities will be rounded to the nearest cent, with one-half cent rounded upward.

Because the Calculation Agent is our affiliate, the economic interests of the Calculation Agent and its affiliates may be adverse to your interests, as an owner of the Securities, including with respect to certain determinations and judgments that the Calculation Agent must make in determining the Final Price or whether a Market Disruption Event has occurred.  See “—Discontinuance of the Underlying Shares and/or Share Underlying Index; Alteration of Method of Calculation,” and the definition of Market Disruption Event.  MS & Co. is obligated to carry out its duties and functions as Calculation Agent in good faith and using its reasonable judgment.

Form of Securities

The Securities will be issued in the form of one or more fully registered global securities which will be deposited with, or on behalf of, the Depositary and will be registered in the name of a nominee of the Depositary.  The Depositary’s nominee will be the only registered holder of the Securities.  Your beneficial interest in the Securities will be evidenced solely by entries on the books of the securities intermediary acting on your behalf as a direct or indirect participant in the Depositary.  In this free writing prospectus, all references to payments or notices to you will mean payments or notices to the Depositary, as the registered holder of the Securities, for distribution to participants in accordance with the Depositary’s procedures.  For more information regarding the Depositary and book entry notes, please read “The Depositary” in the accompanying prospectus supplement and “Forms of Securities—Global Securities—Registered Global Securities” in the accompanying prospectus.

Use of Proceeds and Hedging

The proceeds we receive from the sale of the Securities will be used for general corporate purposes.  We will receive, in aggregate, $1,000 per Security issued, because, when we enter into hedging transactions in order to meet our obligations under the Securities, our hedging counterparty will reimburse the cost of the Agent’s commissions.  The costs of the Securities borne by you and described on page 2 above comprise the Agent’s commissions and the cost of issuing, structuring and hedging the Securities.  See also “Use of Proceeds” in the accompanying prospectus.

On or prior to the Trade Date, we will hedge our anticipated exposure in connection with the Securities, by entering into hedging transactions with our subsidiaries and/or third party dealers.  We expect our hedging counterparties to take positions in the Underlying Shares or the constituent stocks of the Share Underlying Index, in futures or options contracts on the Underlying Shares, the Share Underlying Index or the constituent stocks of the Share Underlying Index, as well as in other instruments related to the Underlying Shares or the Share Underlying Index that they may wish to use in connection with such hedging.  Such purchase activity could affect the value of the Underlying Shares, and therefore could increase the Conversion Price, which is the price at which the Underlying Shares must close on the Final Valuation Date so that you do not suffer a loss on your initial investment in the Securities.  In addition, through our subsidiaries, we are likely to modify our hedge position throughout the life of the Securities, including on the Final Valuation Date, by purchasing and selling the Underlying Shares or the constituent stocks of the Share Underlying Index, futures or options contracts on the Underlying Shares, the Share Underlying Index or the constituent stocks of the Share Underlying Index, as well as other instruments related to the Underlying Shares or the Share Underlying Index that we may wish to use in connection with such hedging activities, including by purchasing or selling any such securities or instruments on the Final Valuation Date.  We cannot give any assurance that our hedging activities will not affect the value of the Underlying Shares and, therefore, adversely affect the value of the Securities or the payment you will receive at maturity, if any.

Benefit Plan Investor Considerations

Each fiduciary of a pension, profit-sharing or other employee benefit plan subject to the Employee Retirement Income Security Act of 1974, as amended (“ERISA”) (a “Plan”), should consider the fiduciary standards of ERISA in the context of the Plan’s particular circumstances before authorizing an investment in the Securities.  Accordingly, among other factors, the fiduciary should consider whether the investment would satisfy the prudence and diversification requirements of ERISA and would be consistent with the documents and instruments governing the Plan.

In addition, we and certain of our subsidiaries and affiliates, including MS & Co., may be considered a “party in interest” within the meaning of ERISA, or a “disqualified person” within the meaning of the Internal Revenue Code of 1986, as amended (the “Code”), with respect to many Plans, as well as many individual retirement accounts and Keogh plans (also “Plans”).  Prohibited transactions within the meaning of ERISA or the Code would likely arise, for example, if the Securities are acquired by or with the assets of a Plan with respect to which MS & Co. or any of its affiliates is a service provider or other party in interest, unless the Securities are acquired pursuant to an exemption from the “prohibited transaction” rules.  A violation of these “prohibited transaction” rules could result in an excise tax or other liabilities under ERISA and/or Section 4975 of the Code for such persons, unless exemptive relief is available under an applicable statutory or administrative exemption.

The U.S. Department of Labor has issued five prohibited transaction class exemptions (“PTCEs”) that may provide exemptive relief for direct or indirect prohibited transactions resulting from the purchase or holding of the Securities.  Those class exemptions are PTCE 96-23 (for certain transactions determined by in-house asset managers), PTCE 95-60 (for certain transactions involving insurance company general accounts), PTCE 91-38 (for certain transactions involving bank collective investment funds), PTCE 90-1 (for certain transactions involving insurance company separate accounts) and PTCE 84-14 (for certain transactions determined by independent qualified professional asset managers).  In addition, ERISA Section 408(b)(17) and Section 4975(d)(20) of the Code may provide an exemption for the purchase and sale of securities and the related lending transactions, provided that neither the issuer of the securities nor any of its affiliates has or exercises any discretionary authority or control or renders any investment advice with respect to the assets of the Plan involved in the transaction, and provided further that the Plan pays no more, and receives no less, than “adequate consideration” in connection with the transaction (the so-called “service provider” exemption). There can be no assurance that any of these class or statutory exemptions will be available with respect to transactions involving the Securities.

Because we may be considered a party in interest with respect to many Plans, the Securities may not be purchased, held or disposed of by any Plan, any entity whose underlying assets include “plan assets” by reason of any Plan’s investment in the entity (a “Plan Asset Entity”) or any person investing “plan assets” of any Plan, unless such purchase, holding or disposition is eligible for exemptive relief, including relief available under PTCEs 96-23, 95-60, 91-38, 90-1, 84-14 or the service provider exemption or such purchase, holding or disposition is otherwise not prohibited.  Any purchaser, including any fiduciary purchasing on behalf of a Plan, transferee or holder of the Securities will be deemed to have represented, in its corporate and its fiduciary capacity, by its purchase and holding of the Securities that either (a) it is not a Plan or a Plan Asset Entity and is not purchasing such Securities on behalf of or with “plan assets” of any Plan or with any assets of a governmental, non-U.S. or church plan that is subject to any federal, state, local or non-U.S. law that is substantially similar to the provisions of Section 406 of ERISA or Section 4975 of the Code (“Similar Law”) or (b) its purchase, holding and disposition are eligible for exemptive relief or such purchase, holding and disposition are not prohibited by ERISA or Section 4975 of the Code or any Similar Law.

Due to the complexity of these rules and the penalties that may be imposed upon persons involved in non-exempt prohibited transactions, it is particularly important that fiduciaries or other persons considering purchasing the Securities on behalf of or with “plan assets” of any Plan consult with their counsel regarding the availability of exemptive relief.

The Securities are contractual financial instruments.  The financial exposure provided by the Securities is not a substitute or proxy for, and is not intended as a substitute or proxy for, individualized investment management or advice for the benefit of any purchaser or holder of the Securities.  The Securities have not been designed and will not be administered in a manner intended to reflect the individualized needs and objectives of any purchaser or holder of the Securities.

Each purchaser or holder of any Securities acknowledges and agrees that:

(i)
the purchaser or holder or its fiduciary has made and shall make all investment decisions for the purchaser or holder and the purchaser or holder has not relied and shall not rely in any way upon us or our affiliates to act as a fiduciary or adviser of the purchaser or holder with respect to (A) the design and terms of the Securities, (B) the purchaser or holder’s investment in the Securities, or (C) the exercise of or failure to exercise any rights we have under or with respect to the Securities;

(ii)
we and our affiliates have acted and will act solely for our own account in connection with (A) all transactions relating to the Securities and (B) all hedging transactions in connection with our obligations under the Securities;

(iii)
any and all assets and positions relating to hedging transactions by us or our affiliates are assets and positions of those entities and are not assets and positions held for the benefit of the purchaser or holder;

(iv)	our interests are adverse to the interests of the purchaser or holder; and

(v)
neither we nor any of our affiliates is a fiduciary or adviser of the purchaser or holder in connection with any such assets, positions or transactions, and any information that we or any of our affiliates may provide is not intended to be impartial investment advice.

Each purchaser and holder of the Securities has exclusive responsibility for ensuring that its purchase, holding and disposition of the Securities do not violate the prohibited transaction rules of ERISA or the Code or any Similar Law.  The sale of any Securities to any Plan or plan subject to Similar Law is in no respect a representation by us or any of our affiliates or representatives that such an investment meets all relevant legal requirements with respect to investments by plans generally or any particular plan, or that such an investment is appropriate for plans generally or any particular plan.

However, individual retirement accounts, individual retirement annuities and Keogh plans, as well as employee benefit plans that permit participants to direct the investment of their accounts, will not be permitted to purchase or hold the Securities if the account, plan or annuity is for the benefit of an employee of Morgan Stanley or Morgan Stanley Smith Barney LLC or their respective affiliates or a family member and the employee receives any compensation (such as, for example, an addition to bonus) based on the purchase of Securities by the account, plan or annuity.

Supplemental Plan of Distribution; Conflicts of Interest

MS & Co. will act as the agent for this offering.  We will agree to sell to MS & Co., and MS & Co. will agree to purchase, all of the Securities at the issue price less the underwriting discount indicated on the cover of this document.  UBS Financial Services Inc., acting as dealer, will receive from MS & Co. a fixed sales commission of $25 for each Security it sells to brokerage account investors at an Issue Price of $1,000 per Security.  UBS Financial Services Inc. will act as placement agent for sales to certain fee-based advisory accounts for which it acts as investment advisor at a price of $975 per Security and will not receive any sales commissions with respect to such sales.

MS & Co. is our wholly-owned subsidiary and it and other subsidiaries of ours expect to make a profit by selling, structuring and, when applicable, hedging the Securities.  When MS & Co. prices this offering of securities, it will determine the economic terms of the Securities, including the level of the Maximum Gain, such that for each Security the estimated value on the Trade Date will be no lower than the minimum level described in “Additional Information about Morgan Stanley and the Securities” on page 2.

MS & Co. will conduct this offering in compliance with the requirements of Rule 5121 of the Financial Industry Regulatory Authority, Inc. (“FINRA”), regarding a FINRA member firm’s distribution of the securities of an affiliate and related conflicts of interest.  MS & Co. or any of our other affiliates may not make sales in this offering to any discretionary account.

In order to facilitate the offering of the Securities, the agent may engage in transactions that stabilize, maintain or otherwise affect the price of the Securities.  Specifically, the agent may sell more Securities than it is obligated to purchase in connection with the offering, creating a naked short position in the Securities, for its own account.  The agent must close out any naked short position by purchasing the Securities in the open market.  A naked short position is more likely to be created if the agent is concerned that there may be downward pressure on the price of the Securities in the open market after pricing that could adversely affect investors who purchase in the offering.  As an additional means of facilitating the offering, the agent may bid for, and purchase, the Securities, the Underlying Shares, or the constituent stocks of the Share Underlying Index in the open market to stabilize the price of the Securities.  Any of these activities may raise or maintain the market price of the Securities above independent market levels or prevent or retard a decline in the market price of the Securities.  The agent is not required to engage in these activities, and may end any of these activities at any time.  An affiliate of the agent has entered into a hedging transaction with us in connection with this offering of Securities.  See “—Use of Proceeds and Hedging” above.